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                                                                     EXHIBIT 9.1

                          SHAREHOLDER VOTING AGREEMENT


              THIS SHAREHOLDER VOTING AGREEMENT (the "Agreement"), dated as of June 29, 1995, is by and among James R. Hawkins, James T. Sartain, ATARA I, Ltd., A Texas limited partnership ("ATARA" and collectively the "JHC Shareholders") and Cargill Financial Services Corporation, a Delaware corporation ("CFSC").

                                    RECITALS

              WHEREAS, on or about October 31, 1992, First City Bancorporation of Texas, Inc., a Delaware corporation (the "Corporation") filed a petition in bankruptcy with the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, under Chapter 11 of the United States Bankruptcy Code;

              WHEREAS, the Corporation has been or will be reorganized by the merger of J-Hawk Corporation ("J-Hawk") with and into the Corporation (the "Merger") pursuant to a Joint Plan of Reorganization by the Corporation, the Official Committee of Equity Security Holders of the Corporation, and J-Hawk with the participation of CFSC (the "Joint Plan");

              WHEREAS, as of the date of this Agreement, CFSC has acquired shares of common stock of J-Hawk from the JHC Shareholders pursuant to a Stock Purchase Agreement of even date herewith;

              WHEREAS, as of the date of this Agreement, CFSC has also acquired, or anticipates acquiring, additional shares of common stock of J-Hawk and anticipates that it will own, immediately prior to the consummation of the Merger, a total number of shares of common stock of J-Hawk as set forth on Exhibit A hereto;

              WHEREAS, pursuant to the Joint Plan, on the Effective Date J-Hawk's shareholders will exchange their shares in J-Hawk for approximately 49.9% of the newly issues shares of the reorganized Corporation;

              WHEREAS, pursuant to the Joint Plan, on the Effective Date of the Merger, the Board of Directors of the reorganized Corporation will consist of not more than twelve members, of which three directors will be the JHC Shareholders and CFSC, as a plan participant, will be entitled to designate one director of the reorganized Corporation; and

              WHEREAS, CFSC and the JHC Shareholders wish to enter into certain agreements relating to (i) the nomination of persons to serve as directors of the
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Corporation, and (ii) the voting of the shares of common stock of the
Corporation respectively owned by each of them with respect to the election of such director nominees;

              NOW THEREFORE, in consideration of the premises herein contained, CFSC and the JHC Shareholders hereby agree as follows:

       1.     DEFINITIONS.

              For purposes of this Agreement:

              "Agreement" means this Shareholder Voting Agreement.

              "Board of Directors" shall mean the Board of Directors of the Corporation, as now or hereafter constituted.

              "CFSC" means Cargill Financial Services Corporation, a Delaware corporation.

              "CFSC Director" shall mean a member of the Board of Directors designated by CFSC and duly nominated and elected as a member of the Board of Directors.

              "Common Stock" shall mean all shares of common stock of the Corporation issued and outstanding on the Effective Date and all shares of common stock that may hereafter or thereafter be owned by CFSC and any JHC Shareholder.

              "Corporation" means First City Bancorporation of Texas, Inc., a Delaware corporation, and any successor or surviving corporation after the Effective Date of the Merger.

              "Effective Date" shall mean that date defined as the Effective Date in the Joint Plan.

              "J-Hawk" means J-Hawk Corporation, a Texas corporation.

              "JHC Directors" shall mean the members of the Board of Directors designated by the JHC Shareholders and duly nominated and elected as a member of the Board of Directors.

               "JHC Shareholders" shall mean those persons identified as such in the introductory paragraph of this Agreement.


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              "Joint Plan" shall mean the plan identified as such in the second recital of this Agreement.

              "Merger" shall mean the corporate merger identified as such in the second recital to this Agreement.

              "Shareholders" shall mean the holders from time to time of the Common Stock.

       2.     VOTING OF SHARES OF COMMON STOCK.

                     2.1 At any Shareholder meeting or in connection with the solicitation by any party of the consent of all Shareholders of the Corporation during the term of this Agreement, each JHC Shareholder agrees to vote all shares of the Common Stock owned by him, directly or indirectly, in accordance with the following provisions of this Section 2.1:

              (a) The JHC Shareholders shall vote all of their shares affirmatively to elect the CFSC Director nominee as a member of the Board of Directors at each annual meeting or any other meeting of the Shareholders held for the election of directors during this term of this Agreement. Each JHC Shareholder shall in no event vote for or otherwise consent to the removal of the CFSC Director as a director of the Corporation, except upon the occurrence of any of the following events:

                     (i) any material act or omission constituting gross negligence or willful misconduct by the CFSC Director in the exercise of his rights or duties as a director of the Corporation; or

                     (ii) any assignment, voluntary or involuntary, for the benefit of creditors of the CFSC Director, the commencement of any bankruptcy, insolvency or other proceeding under any debtor relief laws by or against the CFSC Director, which proceeding is not dismissed within ninety (90) days from the commencement thereof, or the appointment of a receiver, trustee, liquidator, conservator or similar person for all or substantially all of the assets of the CFSC Director with or without the consent of the CFSC


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Director, which appointment is not revoked or otherwise terminated within 90 days thereof.

              (b) CFSC (or its successor in interest), as the case may be, shall have the right at any time to nominate a substitute director to replace the CFSC Director in the event that the CFSC Director should die, become disabled, resign or be removed as a director during the term of this Agreement, and, upon such event, the JHC Shareholders shall vote to elect such nominee as the replacement CFSC Director.

                     2.2 At any meeting or in connection with the solicitation by any party of the consent of all Shareholders of the Corporation during the term of this Agreement, CFSC agrees to vote all shares of the Common Stock owned by it, directly or indirectly, in accordance with the following provisions of this Section 2.2:

              (a) CFSC shall vote all of its shares affirmatively to elect one or more of the JHC Director nominees as members of the Board of Directors at each annual meeting or any other meeting of the Shareholders held for the election of directors during this term of this Agreement. CFSC shall in no event vote for or otherwise consent to the removal of any JHC Director as a director of the Corporation, except upon the occurrence of any of the following events:

                     (i) any material act or omission constituting gross negligence or willful misconduct by a JHC Director in the exercise of his rights or duties as a director of the Corporation; or

                     (ii) any assignment, voluntary or involuntary, for the benefit of creditors of a JHC Director, the commencement of any bankruptcy, insolvency or other proceeding under any debtor relief laws by or against any JHC Director, which proceeding is not dismissed within ninety (90) days from the commencement thereof, or the appointment of a receiver, trustee, liquidator, conservator or similar person for all or substantially all of the assets of any JHC Director with or without the consent of the JHC Director, which appointment is not revoked or otherwise terminated within 90 days thereof.

              (b) The JHC Shareholders shall have the right at any time to nominate a substitute director to



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replace a JHC Director in the event that any JHC Director should die, become disabled, resign or be removed as a director during the term of this Agreement, and, upon such event, CFSC shall vote to elect such nominee as a replacement JHC Director.

       3.     TERM.

              This Agreement shall continue in full force and effect for a term commencing on the date hereof and ending on (i) December 31, 2016, or (ii) when this Agreement is terminated pursuant to Section 5(e) hereinafter, if sooner.

       4.     NOTICES.

              Any notice, request, demand or other communication under this Agreement shall be in writing and shall be deemed to have been duly given or made if in writing and delivered, sent by registered mail, postage prepaid, or telexed to the recipient at the address set forth for such person on Exhibit A to this Agreement, or, in each case, to such other address as may hereafter have been designated most recently in writing, with specific reference to this Agreement, by the addressee to the addresser. Such notices shall be effective when received, or if mailed, on the date of mailing if confirmed by telex or telegram.

       5.     MISCELLANEOUS PROVISIONS.

              (a) This Agreement shall be subject to and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of laws.

              (b) This Agreement shall be binding upon CFSC and the JHC Shareholders.

              (c) Wherever the context requires, the gender of all words used herein shall include the masculine, feminine and neuter, and the number of all words shall include the singular and plural.

              (d) This Agreement may be amended from time to time by an instrument in writing signed by CFSC and each of the JHC Shareholders or their respective successors.

              (e) This Agreement shall terminate automatically and without prior notice to any of the parties hereto upon the bankruptcy or dissolution or liquidation


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of the Corporation.  This Agreement may also be terminated by an instrument in writing signed by the CFSC and each of the JHC Shareholders.

              (f) Each party hereto acknowledges that a remedy at law for any breach or attempted breach of this Agreement shall be inadequate and agrees that each other party hereto shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach, and further agrees to waive any requirement for the securing or posting or any bond in connection with the obtaining of any such injunctive or other equitable relief.

              (g) If any one or more of the terms or provisions contained herein shall be held invalid, illegal or unenforceable in any respect by a court, such invalidity, illegality or unenforceability shall be in no way and to no degree affect the other terms or provisions stated herein; provided, however, that the remaining provisions of this Agreement can be reasonably construed together.

              (h) Neither CFSC nor any of the undersigned JHC Shareholders are or shall become a party to any other agreement (exclusive of the Corporation's Articles of Incorporation and Bylaws) covering or otherwise affecting voting of the Common Stock or additional shares of the Corporation's common stock which may be hereinafter owned by them.



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              IN WITNESS WHEREOF, the parties hereto have executed this
Agreement in multiple counterparts, each of which shall be deemed an original, on the date and year first above written.

CFSC:  Cargill Financial Services Corporation


By: /s/ David W. Rogers
Name:  David W. Rogers
Title:     President


JHC SHAREHOLDERS:



  /s/ James R. Hawkins
----------------------------
James R. Hawkins



  /s/ James T. Sartain
----------------------------
James T. Sartain



ATARA I, Ltd.,
by its general partner,
ATARA Corporation


By:   /s/ Rick R. Hagelstein
      ----------------------
Name:     Rick R. Hagelstein
Title:    President


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                                   Exhibit A


Entity/Address                             Number of Shares of J-Hawk Stock*
--------------                             ---------------------------------

Cargill Financial Services Corporation                   14,923
6000 Clearwater Drive
Minnetonka, MN  55343-9497
Attn:  David W. MacLennan
       Value Investment Group


JHC Shareholder/Address                    Number Shares of J-Hawk Stock*
-----------------------                    ------------------------------


James R. Hawkins                                         59,906
P.O. Box 8216
6400 Imperial Drive
Waco, Texas 76714-8216


James T. Sartain                                         22,923
P.O. Box 8216
6400 Imperial Drive
Waco, Texas 76714-8216


ATARA I, Ltd.                                            22,923
c/o ATARA Corporation
ATTN:  Rick R. Hagelstein, President
P.O. Box 8216
6400 Imperial Drive
Waco, Texas 76714-8216




       * Number of shares of J-Hawk Corporation common stock owned by each of the above entities/persons immediately prior to the Merger.



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